CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2024, relating to the financial statements and financial highlights of Equable Shares Hedged Equity Fund, a series of Series Portfolios Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Additional Information” and “Financial Highlights” in the Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 13, 2025